  Ex. 99.1

China Energy Corp. Reports Financial Results for First Quarter of Fiscal Year 2011

- Q1 FY 2011 revenue increased 7.7% to $22.4 million

— Net income of $4.4 million, with EPS of $0.10 per share

— Gross profit margin was 35.7%

HOHHOT CITY, China, April 20, 2011 /PRNewswire-Asia-FirstCall/ — China Energy Corporation (OTC Bulletin Board: CHGY), ("China Energy" or the "Company"), a producer and trader of coal for domestic heating, electrical generation, and coking purposes and a supplier of heating and electric energy services in Inner Mongolia, announced yesterday financial results for the first quarter of its fiscal year ending February 28, 2011.

Summary Financials

First Quarter Results (3 months ended February 28)

USD	FY 2011	FY 2010	Change
Sales	$22.4 million	$20.8 million	+7.7%
Gross Profit	$8.0 million	$6.9 million	+15.9%
Net Income	$4.4 million	$4.0 million	+10.0%
EPS (fully diluted)	$0.10	$0.09	+11.1%

First Quarter Results

For the quarter ended February 28, 2011, China Energy Corp. (the "Company" or "we") reported revenue of $22.4 million, a 7.7% increase over revenue of $20.8 million in the first quarter of fiscal year 2010. Quarterly sales from the Company's coal group increased slightly to $16.3 million, or 73% of total sales, compared to $16.2 million, or 78% of total sales in the prior-year quarter. As a component of this, 43% of total company sales came from coal production, and 30% came from coal trading during the quarter. The Company produced approximately 132,000 metric tons of coal in the first quarter of 2011, compared to 156,000 metric tons in the same period of fiscal year 2010. The 15.4% year-over-year decrease in production from the Company's coal group was mainly due to a temporary halt in our coal production as a result of a new requirement of the local coal bureau for mandatory safety check before the resumption of production after the halt during the Spring Festival. Volume of coal sold by our proprietary trading business approximated 192,000 metric tons during the three months ended February 28, 2011, compared to 170,000 metric tons in the comparable three months in 2010. This increase was mainly attributable to our higher railway transportation quota for 2011.

Sales from our Heat Power group totaled $6.1 million in the first quarter of 2011, or 27% of total sales compared to $4.6 million, or 22% of total sales in the prior-year quarter.

"This is the second year of resuming full coal mine production since the mine improvements, and we expect production volume from coal production to remain at least on par with last year.  In addition, we expect an incremental growth from our proprietary coal trading operation as a result of the increase in the  railway space quota we were granted  from the local railway bureau which allows us to transport and sell more coal purchased from third parties," stated WenXiang Ding, chief executive officer and president. "We believe that our existing infrastructure and proximity to additional coal resources in the region put us in an advantageous position to expand our operations through opportunistic acquisitions. We also expect the continued development of the XueJiaWan district to fuel growth in our Heat Power segment."

Cost of goods sold in the first quarter of fiscal year 2011 was approximately $14.4 million, compared to approximately $13.8 million in the first quarter of 2010. Gross profit was $8.0 million and the gross margin was 35.7% in the quarter, compared to $7.0 million in gross profit and a gross margin of 33.7% during the same period in fiscal year 2010. The year-over-year gross margin improvement was due to higher margins from the Company's coal group. The Company continues to expect higher gross margins from its Coal Group compared to its Heat Power group.

Total operating expenses for the first quarter of fiscal year 2011 were approximately $2.4 million, or 10.7% of revenue, compared to $1.9 million, or 9.1% of revenue in first quarter fiscal year 2010. Selling and marketing expenses in first-quarter fiscal year 2011 were $1.3 million compared to $0.8 million in the same period in fiscal year 2010, due to the Company's investments in expansion of its proprietary coal trading business. General and administration expenses totaled $1.1 million for the quarter ended February 28, 2011, which as flat versus the same period last year. Operating margins was, 25%, same as last year.

Net income during the quarter totaled approximately $4.4 million, or $0.10 per share, compared to $4.0 million, or $0.09 per share in the first quarter of fiscal year 2010. The weighted average common shares outstanding were 45.0 million in both periods.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $15.7 million on February 28, 2011 compared to $4.6 million on November 30, 2010. The Company had total assets of $118.1 million versus total liabilities of $61.0 million as of February 28, 2011. For the first three months of fiscal year 2011, cash used in operation by the Company was $9.3 million versus cash generated from operating activities amounting to $0.8 million in the same period of fiscal year 2010 due to higher level of inventory we maintained to assure the stability of our proprietary coal trading business.

About China Energy Corporation

China Energy Corporation produces and processes raw coal for domestic heating, electrical generation and coking purposes for steel production primarily in the People's Republic of China, and acts as a brokerage in facilitating coal trade transactions. The Company produces coal through its subsidiary Inner Mongolia Tehong Coal Group Co, Ltd. ("Coal Group") and supplies heating and electricity requirements throughout the XueJiaWan district through its subsidiary Inner Mongolia Zhunger Heat Power Co., Ltd. ("Heat Power"). Through Heat Power, China Energy operates a thermoelectric plant and 32 heat transfer stations located in XueJiaWan, Ordos City in which the Company has a monopoly for heating supply granted to the Company by the local government. For additional information on China Energy Corporation see http://www.ceccec.com.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of China Energy Corporation, and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the proceeds from the private placement on the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov)

For more information, please contact:

Company:
Alex (Yuan) Gong, Chief Financial Officer
Tel: +86-10-5203-6900
Email: alexgong08@gmail.com

CHINA ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	February 28,	November 30,
	2011	2010
	(Unaudited)	(Audited)
	US$	US$
ASSETS
Current assets:
Cash	$15,712,858	$4,580,540
Accounts receivable, net of allowance for doubtful accounts of $10,918 and $54,747, respectively	9,748,109	5,748,007
Other receivables	2,482,387	4,091,867
Advance to suppliers	6,306,661	4,516,324
Inventories	12,774,504	3,248,605
Total current assets	47,024,519	22,185,343

Fixed assets, net	57,847,739	57,607,500

Other assets:
Investment property, net of accumulated depreciation of $327,420 and $288,735, respectively	4,725,377	4,350,739
Mining right, net of amortization of $1,203,156 and $1,133,133, respectively	3,383,365	3,387,551
Restricted cash	554,000	546,048
Other long term assets	1,254,237	560,250
Notes receivable	3,323,543	14,679,099
Total other assets	13,240,522	23,523,687

TOTAL ASSETS	$118,112,780	$103,316,530

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term bank loans	$21,913,472	$9,599,520
Accounts payable	14,451,533	16,000,738
Advance from customers	5,128,874	5,278,848
Accrued liabilities	379,986	374,530
Other payables	1,377,520	2,838,663
Stockholder loans	8,930,372	8,772,316
Current portion of deferred income	1,103,754	1,044,326
Total current liabilities	53,285,511	43,908,941

Non-current liabilities
Deferred income	7,680,760	7,451,567

Total liabilities	60,966,271	51,360,508

Stockholders' equity:
Common stock: $0.001 par value; 195,000,000 shares and 200,000,000 shares authorized at February 28, 2011 and November 30, 2010, respectively; 45,000,000 shares issued and outstanding	45,000	45,000
Preferred stock: no par value; 5,000,000 shares authorized; no issued and outstanding shares	-	-
Additional paid-in capital	9,088,281	9,070,007
Retained earnings	33,965,898	29,642,370
Statutory reserves	8,614,318	8,573,636
Accumulated other comprehensive income	5,433,013	4,625,009
Total stockholders' equity	57,146,510	51,956,022

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$118,112,780	$103,316,530

CHINA ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the three months ended February 28,
	2011	2010
	US$	US$

Revenues	$22,352,729	$20,768,876
Cost of revenues	(14,353,986)	(13,826,407)
Gross profit	7,998,743	6,942,469

Operating expenses:
Selling and marketing	(1,243,806)	(840,717)
General and administrative	(1,117,130)	(1,103,652)
Total operating expenses	(2,360,936)	(1,944,369)

Income from operations	5,637,807	4,998,100

Other income and expenses
Interest expenses, net	(320,942)	(215,349)
Non-operating income	433,204	113,463
Non-operating expenses	(79,999)	(44,356)
Income before provision for income taxes	5,670,070	4,851,858

Provision for income taxes	(1,305,860)	(847,572)

Net income	4,364,210	4,004,286

Other comprehensive income
Foreign currency translation adjustment	808,004	4,465
Total comprehensive income	$5,172,214	$4,008,751

Net income per common share,
basic and diluted	$0.10	$0.09

Weighted average common shares outstanding,
basic and diluted	45,000,000	45,000,000

CHINA ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the three months ended February 28,
	2011	2010
	US$	US$
Cash flows from operating activities:
Net income	$4,364,210	$4,004,286
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Decrease in allowance for doubtful accounts	(44,110)	-
Depreciation and amortization	1,386,351	979,126
Stock-based compensation	18,274	-
Interest accrued on stockholder loans	410,925	51,271
Changes in operating assets and liabilities:
(Increase) in restricted cash	(7,952)	(383,534)
(Increase) in accounts receivable	(3,956,272)	(4,296,410)
Decrease in other receivables	1,609,480	52,942
(Increase) in advances to suppliers	(2,039,626)	(243,212)
(Increase) decrease in inventories	(9,525,899)	2,524,275
Increase in deferred income	288,620	161,179
(Decrease) in accounts payable	(195,388)	(2,078,504)
(Decrease) in advances from customers	(149,974)	(1,210,198)
(Decrease) increase in accrual liabilities and other payables	(1,455,687)	1,190,453
Net cash (used in) provided by operating activities	(9,297,048)	751,674

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,109,950)	(946,503)
Increase in construction in progress	-	(235,856)
Payments made on other long term assets	(721,500)	-
Increase in notes receivable	-	(29,301)
Payments received on notes receivable	11,355,556	1,952,520
Net cash provided by investing activities	8,524,106	740,860

Cash flows from financing activities:
Proceeds from short term bank loans	12,033,151	-
Repayments of short term bank loans	-	(3,221,834)
Advance from stockholders	-	887,473
Repayments of stockholder loans	(58,305)	(518,007)
Net cash provided by (used in) financing activities	11,974,846	(2,852,368)

Effect of exchange rate changes on cash	(69,586)	5,204
Net change in cash	11,132,318	(1,354,630)

Cash, beginning of period	4,580,540	5,073,645

Cash, end of period	$15,712,858	$3,719,015

Supplemental disclosure of cash flow information

Cash paid for interest	$290,504	253,914
Cash paid for income taxes	$3,280,944	478,989

SOURCE China Energy Corporation